Exhibit (a)(8)

PRIORITY INCOME FUND, INC.
ARTICLES SUPPLEMENTARY

Priority Income Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board” which term as used herein shall include any duly authorized committee of the Board of Directors), by duly adopted resolutions, reclassified 25,000,000 shares of authorized but unissued Class R Common Stock, $0.01 par value per share (the “Class R Common Stock”), of the Corporation as additional shares (the “Additional Term Preferred Shares”) of Term Preferred Stock, $0.01 par value per share (the “Term Preferred Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth in the Charter.
SECOND: The Additional Term Preferred Shares have been classified by the Board under authority contained in the Charter. After giving effect to the classification of the Additional Term Preferred Shares set forth herein, the total number of shares of Class R Common Stock that the Corporation has authority to issue is 140,000,000. After giving effect to the classification of the Additional Term Preferred Shares set forth herein, the total number of shares of Term Preferred Stock that the Corporation has authority to issue is 40,000,000.
THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary and on this 16th day of April, 2019.
ATTEST:                    PRIORITY INCOME FUND, INC.

/s/ Kristin Van Dask                /s/ M. Grier Eliasek
By :_______________________________    By: _______________________________ (SEAL)
Name: Kristin Van Dask             Name: M. Grier Eliasek
Title: Secretary                 Title: President